Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 18, 2019
Registration Statement Nos. 333-225949 and
333-225949-03

$1.05+ billion Ford Credit Auto Owner Trust (FORDO) 2019-B

Active Joint-Leads : RBC (str), Barclays, Credit Suisse

Passive Joint-Leads : Deutsche Bank, Morgan Stanley

Co-Managers : Bradesco, Commerzbank

Selling Groups: Great Pacific, MBS Multi-Bank

CLS	SIZE($MM)	WAL	S/F	P.WIN	E.FNL	L.FNL	SPRD	YLD%	CPN%	$Px
A-1	203.00	0.25	A-1+/F1+	1-6	12/19	07/20	iLib+ 0		2.38663	100.00000
A-2a	220.00	0.94	AAA/AAA	6-18	12/20	02/22	EDSF+24	2.365	2.35	99.99686
A-2b	126.02	0.94	AAA/AAA	6-18	12/20	02/22	1mL+ 24		1mL+ 24	100.00000
A-3	346.06	2.12	AAA/AAA	18-35	05/22	10/23	iSwp+ 36	2.250	2.23	99.98038
A-4	105.02	3.23	AAA/AAA	35-41	11/22	10/24	iSwp+ 43	2.254	2.24	99.98917
B	31.58	3.40	AA+/AA+	41-41	11/22	11/24	iSwp+ 60	2.421	2.40	99.97108
C	21.06	3.40	AA/A+	41-41	11/22	12/25	iSwp+ 78	2.601	2.58	99.97722

Expected Pricing		: *PRICED*			Ticker		: FORDO 2019-B
Expected Settle		: 06/21/19			Registration		: Public/SEC Registered
First Payment		: 07/15/19			ERISA Eligible		: Yes
Expected Ratings		: S&P, Fitch			Pxing Speed		: 1.40% ABS to 10% Call
Bill & Deliver		: RBC			Min Denoms		: $1k x $1k

CUSIPs A-1		: 34532D AA5
A-2a		: 34532D AB3
A-2b		: 34532D AC1
A-3		: 34532D AD9
A-4		: 34532D AE7
B		: 34532D AF4
C		: 34532D AG2

Available Information
- Preliminary Prospectus, Free Writing Prospectus
- Intex CDI
- Intexnet Dealname : “RBCFAOT19B”; Password “B246”

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.